                                                                    Exhibit h(1)

                     TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT, dated as of this 1st day of October, 2003 between the Domini
Social Investment Trust (the "Fund", on behalf of each of its Portfolios, referred to below), a Massachusetts business trust having its principal place of business at 536 Broadway, 7th Floor, New York, NY 10012 (hereafter individually and collectively referred to as the "Fund") and PFPC Inc. ("PFPC").

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets (each, a "Portfolio"); and

         WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint PFPC as their transfer agent, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

Article  1        Definitions

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of
         Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, in each case, only if such officer or person has been duly authorized to give Oral Instructions or Written
         Instructions on behalf of the Fund as indicated in writing to PFPC from time to time.

                  (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                  (d) "Board of Directors" shall mean the Board of Directors or
         Board of Trustees of the Fund, as the case may be.

                  (e) "Commission" shall mean the Securities and Exchange
         Commission.

                  (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "Oral Instructions" shall mean instructions, other than
         Written Instructions, actually received by PFPC from an Authorized
         Person;

                  (j) "Prospectus" shall mean the most recently dated Fund(s)
         Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the
         Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class or Portfolio thereof, of the Fund(s) as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of the
         Fund, or any Portfolio.

                  (m) "Written Instructions" shall mean a written communication signed by an Authorized Person and actually received by PFPC. Written
         Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of PFPC

         2.1 Subject to the terms of this Agreement, the Fund hereby appoints and constitutes PFPC as their sole and exclusive transfer agent and dividend disbursing agent for Shares of the Fund and as shareholder servicing agent for the Fund and PFPC hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of PFPC

         3.1      PFPC shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the
         Custodian(s)) of Shares of the Fund, as more fully described in the written schedule of

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         Duties of PFPC annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund, applicable law and the procedures established from time to time between
         PFPC and the Fund. Notwithstanding the foregoing or anything in this
         Agreement to the contrary, in no event shall the Fund make any modifications to the prospectus of the Fund or adopt any policies which in either case affect materially the obligations or responsibilities of
         PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of
         Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such
         Shares, which functions shall be the sole responsibility of the Fund.

                  (c) In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items and for such fees as set forth in the written agreement between the parties regarding fees in accordance with Section 6 of this
         Agreement. PFPC agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

                  (d) Notwithstanding any of the foregoing provisions of this
         Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor;
         (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to PFPC in writing those transactions and assets to be treated as exempt from blue sky reporting for each
State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each
State. The responsibility of PFPC for the Funds' blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the
Fund and its agents as provided above.

         3.3 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC.

         3.4 PFPC agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the

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"Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article 4         Recordkeeping and Other Information

         4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section
31(a) of the 1940 Act. Where applicable, such records shall be maintained by
PFPC for the periods and in the places required by Rule 31a-2 under the 1940
Act.

         4.2 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will, at the expense of the Fund, be surrendered promptly to the Fund on and in accordance with the Funds' request.

         4.3 In case of any requests or demands for the inspection of
Shareholder records of the Fund, PFPC will promptly notify the Fund of such request in writing and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request, provided that PFPC shall give the Fund as much advance notice of the possibility of such disclosure as practical so the
Fund may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

Article 5         Fund Instructions

         5.1 PFPC will have no liability when acting upon Written or Oral
Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the
Fund. PFPC will also have no liability when processing Share certificates which bear the proper signature of PFPC and which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund.

         5.2 At any time, PFPC may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the
Fund. Written Instructions requested by PFPC will be provided by the Fund within a reasonable period of time.

         5.3 PFPC, its officers, agents or employees, shall accept Oral
Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized
Person. The Fund agree that all Oral Instructions shall be

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followed within one business day by confirming Written Instructions, and that the Funds' failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article  6        Compensation

         6.1 As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

         6.2 The Fund acknowledges that the fees that PFPC charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Fund agrees to the stated
allocation of risk.

Article  7        Documents

         7.1 In connection with the appointment of PFPC, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or cause to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule C.

Article  8        Transfer Agent System

         8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund herein (the "PFPC System"). Nothing herein shall be construed as granting to PFPC any ownership rights in property of the Fund or
Domini Social Investments, or granting PFPC any rights to create derivative works based on property of the Fund or Domini Social Investments.

         8.2 PFPC hereby grants to the Fund a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the
Fund or any third party acting on behalf of the Fund is provided with direct access to the PFPC System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct

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entry to the PFPC System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the PFPC System is strictly prohibited without the prior written consent of PFPC.

Article 9         Representations, Warranties and Covenants

         9.1      PFPC represents and warrants to the Fund and covenants and agrees that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory
         agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

                  (f) its systems and facilities, and those of its material
         vendors, will be able to properly recognize and perform date-sensitive functions involving any date after December 31, 1999;

                  (g) it shall maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by PFPC with all requirements of law and sufficient for PFPC to perform its obligations under this Agreement; and all such policies are in full force and effect; and are with financially sound and reputable insurance companies, funds or underwriters;

                  (h) all shareholder accounts shall be maintained on the
         current system and shall not be converted to any other system without the prior written consent of the Fund. Should the Fund refuse to consent to conversion to another system at any time during the Initial or Renewal term(s) of this Agreement, pursuant to section 13.6, below, they will be permitted to terminate this Agreement without penalty.
         Conversion without the prior written consent of the Fund shall constitute a material breach of this Agreement; and

                  (i) in the event of the termination of this Agreement, PFPC shall provide reasonable cooperation to the Fund in the movement of all records (in all media) and materials of the Fund and the conversion of the shareholder accounts to a successor transfer agent.

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         9.2      The Fund represent and warrant to PFPC that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all proceedings required by said Articles of
         Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of the Fund are currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund' Articles of Incorporation and Prospectus, such
         Shares shall be validly issued, fully paid and non-assessable.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR
IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION,
ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A
PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM
OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES
PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR
NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10        Indemnification

         10.1 PFPC shall not be responsible for and the Fund shall indemnify and hold PFPC harmless from and against any and all claims, costs, expenses
(including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind (a "Claim") which may be asserted against PFPC or for which PFPC may be held to be liable arising out of or attributable to any of the following:

                  (a) any actions of PFPC required to be taken pursuant to this
         Agreement unless such Claim resulted from a negligent act or omission to act, bad faith, willful misconduct, material breach of this
         Agreement, or a breach of any representation herein by PFPC in the performance of its duties hereunder;

                                      -7-

                  (b) PFPC's reasonable reliance on, or reasonable use of
         information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies)
         received by PFPC from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of PFPC's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or
         Oral Instructions of the Fund;

                  (d) the offer or sale of shares in violation of any
         requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) The Funds' refusal or failure to comply with any material terms of this Agreement, or any Claim which arises out of the Funds'
         negligence or willful misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund shall not be responsible for and PFPC shall indemnify and hold the Fund harmless from and against any and all Claims which may be asserted against the Fund or for which the Fund may be held to be liable which result from the negligence, bad faith, or willful misconduct of PFPC in the performance of its duties hereunder, or the breach of any representation or warranty of PFPC made herein.

         10.3 In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the
Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the
Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the
Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying
Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The
Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this
Agreement.

         10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be
PFPC's sole and exclusive remedy for claims or other actions or proceedings to which the Fund' indemnification obligations pursuant to this Article 10 may apply.

                                      -8-

Article  11       Standard of Care

         11.1 PFPC shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees, subcontractors or agents.

         11.2 Notwithstanding any provision in this Agreement to the contrary and except with respect to the gross negligence of PFPC, or the breach by PFPC of section 14 of the Agreement, PFPC's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this
Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of (i) $1,500,000 or (ii) the fees received by PFPC for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. The Fund understands the limitation on PFPC's damages to be a reasonable allocation of risk and the Fund expressly consent with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

         11.3 With the exception of an action for indemnification under Article
10 of this Agreement, neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT
SHALL PFPC, THE FUND, THEIR AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS,
EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY PROVISION OF THIS
AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER UNDER ANY THEORY OF TORT,
CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS,
EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES,
EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF
WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS
BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination

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         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term and each Renewal Term, this Agreement shall automatically renew for successive terms of one (1) year
("Renewal Terms") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice, if provided by the Fund, must be received by PFPC not less than ninety (90) days prior to the expiration of the
Initial Term or the then current Renewal Term or, if provided by PFPC, must be received by the Fund not less than one hundred and fifty (150) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event of termination by the Fund under Section 13.2 or
13.6, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.
In the event of termination of this Agreement by the Fund under Section 13.4 (if
PFPC is guilty of material breach) or 13.5, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by PFPC. In the event of termination of this
Agreement by PFPC under Section 13.4 (if the Fund is guilty of material breach), all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.
In the event of termination of this Agreement by PFPC under Section 13.2, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by PFPC.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the
"Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If PFPC is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of
PFPC with respect to services performed prior to such termination of rights of
PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting
Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Pursuant to Section 3.4 of this Agreement, PFPC has agreed to perform the services described in this Agreement in accordance with the
Performance Standards set forth in Exhibit 1 to Schedule A. The parties agree that each quarterly period, as described below, will be measured on a rolling three calendar month period. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties.

                  (a) In the event that PFPC fails to meet a particular
         Performance Standard (except any failure due to circumstances beyond its control) in any given quarter, the

                                      -10-

         Fund will provide PFPC with written notice of such failure, and PFPC agrees to take appropriate corrective action as soon as reasonably possible.

                  (b) In the event that PFPC fails to meet a particular
         Performance Standard (except for any failure due to circumstances beyond its control) in two (2) consecutive quarters, the fee payable to
         PFPC hereunder for that particular service shall be reduced by ten percent (10%) for the second of those two quarters.

                  (c) In the event that PFPC fails to meet a particular
         Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) consecutive quarters, the fee payable to PFPC hereunder for that particular service shall be reduced by twenty percent (20%) for the third of those three quarters and the
         Fund shall have the right to terminate this Agreement upon sixty (60)
         days' written notice to PFPC.

                   (d) Compliance with the Performance Standards shall be
         reported monthly and measured quarterly based on the average performance during that quarter and in the aggregate with respect to all Domini affiliated Funds serviced by PFPC.

         13.6 Notwithstanding anything contained in this Agreement to the contrary, during the Initial Term and any subsequent Renewal Term, the Fund shall have the right to terminate this Agreement without cause at any time on 90 days prior written notice to PFPC, provided that prior to the conversion or termination of services pursuant to such notice, the Fund shall pay to PFPC the termination fee set forth in writing by the Fund and PFPC in accordance with the terms of Section 6 of this Agreement. The parties acknowledge that such fee shall not apply if the Fund terminates this Agreement pursuant to Section 13.2,
13.4 or 13.5 above, but shall apply if the Fund is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of PFPC.

         13.7 Either party hereto may terminate this Agreement without penalty by notice to the other party effective at any time on 30 days prior written notice to the other party in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

Article  14       Confidentiality

         14.1 The parties agree that the Proprietary Information (defined below)
and the fee or fees as may be agreed to from time to time in writing by the Fund and PFPC in accordance with Section 6 of this Agreement (collectively
"Confidential Information") are confidential information of the parties, including Domini Social Investments LLC, and their respective licensors. The
Fund and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential
Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and

                                      -11-

PFPC shall not duplicate, sell or disclose to others the Confidential
Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC may, however, disclose
Confidential Information (i) to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the
Confidential Information is not duplicated or disclosed in breach of this
Agreement or (ii) to any regulatory authority having jurisdiction over the disclosing party or (iii) as required by law. The Fund and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14.1.
Notwithstanding the previous sentence, in no event shall either the Fund or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent. PFPC hereby acknowledges that Domini Social
Investments LLC is a third party beneficiary of this Agreement solely for the purposes of this Section 14.

         14.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, customer prospect lists, any other information regarding customers, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the
         Fund, Domini Social Investments LLC or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, Domini
         Social Investments LLC or PFPC a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party, or Domini Social Investments LLC, which now exist or come into the control or possession of the other.

         14.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                                      -12-

                  (a) Was in the public domain prior to the date of this
         Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to
         receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or
         administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the
         Confidential Information disclosed under this Agreement.

         14.5 Privacy: Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the
Fund(s) obtained under this Agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation.

Article  15       Force Majeure

         15.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots, acts of terrorism or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16        Assignment and Subcontracting

         16.1 This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior

                                      -13-

written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that in the event of any such assignment, PFPC will remain liable for the acts and omissions of any assignee. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC provided that PFPC shall remain liable for the acts and omissions of any subcontractor as if performed by PFPC.

Article 17        Arbitration

         17.1 Any claim or controversy arising out of or relating to this
Agreement, or breach hereof, shall be settled by arbitration administered by the
American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal
Rules of Civil Procedure with respect to the discovery process shall apply.

         17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article  18       Notice

         18.1 Any notice or other instrument authorized or required by this
Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  The Domini Funds
                  c/o Domini Social Investments LLC
                  536 Broadway, 7th Floor
                  New York, New York 10012
                  Attention:  Carole Laible

               with a copy to Domini Social Investments' General Counsel, Adam
Kanzer, Esq., at the same address.

                  To PFPC:

                                      -14-

                  PFPC, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to PFPC's General Counsel at the same address.

Article 19        Governing Law/Venue

         19.1 The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and
PFPC and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 20        Counterparts

         20.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21        Captions

         21.1 The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22        Publicity

         22.1 Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23        Relationship of Parties/Non-Solicitation

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         23.2 During the term of this Agreement and for one (1) year afterward,
(a) the Fund shall not recruit, solicit, employ or engage, for the Fund or others, PFPC's employees and (b)

                                      -15-

PFPC shall not recruit, solicit, employ or engage, for PFPC or others, employees of the Fund or Domini Social Investments LLC.

Article 24        Customer Identification Program Notice

To help the government fight the funding of terrorism and money laundering activities, Federal law requires each financial institution to obtain, verify, and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, PFPC will request
(or already has requested) the Fund's name, address, taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps
(and may have already taken steps) to verify the authenticity and accuracy of these data elements.

Article 25        Entire Agreement; Severability

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against PFPC unless said writing is executed by a Senior Vice
President, Executive Vice President, or President of PFPC. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

                                      -16-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                            DOMINI SOCIAL INVESTMENT TRUST

                                            By: /s/ Carole M. Laible
                                               ---------------------------------

                                            Title: Treasurer

                                            PFPC INC.

                                            By: /s/ James Pasman
                                                --------------------------------

                                           Title: Senior Vice President
                                                  Managing Director

                                      -17-

                                   SCHEDULE A

                                 DUTIES OF PFPC

         1. Shareholder Information PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, phone number, taxpayer identification and which shall indicate whether such
Shares are held in certificates or uncertificated form and whether such shareholder has elected to receive dividends and distributions in cost or in additional Shares. PFPC shall also maintain all such other data that was maintained by the Funds' transfer agent immediately prior to the execution of this Agreement.

         2. Shareholder Services PFPC shall respond as appropriate to all general inquiries and communications from Shareholders including, without limitation inquiries and communications relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund.

         3. Share Certificates Subject to such policies as may from time to time be approved by the Board of Trustees of the Fund, the Fund and PFPC agree as follows:

         (a) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor.
Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the
Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

         (b) PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form reasonably satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

         (c) PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the
Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials PFPC will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Funds' meetings of
Shareholders. In connection with meetings of Shareholders, PFPC will prepare
Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

                                      -18-

         5. Sales of Shares

                  (a) PFPC shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as PFPC may from time to time deem appropriate.

         6.       Transfer and Repurchase

         (a) PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or redemption procedures set forth in the Funds'
Prospectus and in accordance with such operational procedures and policies as the Fund may from time to time adopt which are not inconsistent with the Funds'
Prospectus.

         (b) PFPC will transfer or repurchase Shares upon receipt of Oral or
Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as PFPC reasonably may deem necessary.

         (c) PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

         (d) When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or their designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

         (e) PFPC shall, upon receipt of the monies provided to it by the
Custodian for the repurchase of Shares, pay such monies as are received from the
Custodian, all in accordance with the procedures described in the written instruction received by PFPC from the Fund.

                                      -19-

         (f) PFPC shall not process or effect any repurchase with respect to
Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.       Dividends

         (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Fund with respect to Shares of the
Fund, the Fund shall furnish or cause to be furnished to PFPC Written
Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

         (b) On or before the payment date specified in such resolution of the
Board of Trustees, the Fund will provide PFPC with sufficient cash to make payment to the Shareholders of record as of such payment date.

         (c) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all
Shareholders of record as of the record date until sufficient cash is provided to PFPC.

         8. Retirement Plans. In connection with the individual retirement account, simplified employee pension plan, rollover individual retirement plan, educational IRA, Simple IRA and ROTH individual retirement account within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the
"Code") and the Plans described under Section 403(b) of the Code (each hereinafter referred to as an "IRA" and, collectively, the "IRAs") offered by the Fund for which contributions of the Funds' shareholders (the "Participants")
in the IRA's are invested in shares of the Fund, PFPC shall provide the following administrative services in addition to those services described herein:

         (a)      Establish a record of types and reasons for distributions
                  (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

         (b)      Record method of distribution requested and/or made;

         (c)      Receive and process designation of the beneficiary forms;

         (d)      Examine and process requests for direct transfers between
                  custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as
                  requested;

         (e)      Prepare any annual reports or returns required to be prepared and/or filed by a custodian of an IRA, including, but not
                  limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to
                  Participant/Beneficiary; and

         (f)      Perform applicable federal withholding and send
                  Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

                                      -20-

9. Cash Management Services.

         (a) PFPC shall establish demand deposit accounts (DDA's) with a cash management provider to facilitate the receipt of purchase payments and the processing of other Shareholder-related transactions. PFPC shall retain any excess balance credits earned with respect to the amounts in such DDA's
("Balance Credits") after such Balance Credits are first used to offset any banking service fees charged in connection with banking services provided on behalf of the Fund. Balance Credits will be calculated and applied toward the
Funds' banking service charges regardless of the withdrawal of DDA balances described in Section (b) below.

         (b) DDA balances which cannot be forwarded on the day of receipt may be withdrawn on a daily basis and invested in U.S. Treasury and Federal Agency obligations, money market mutual fund, repurchase agreements, money market preferred securities (rated A or better), commercial paper (rated A1 or P1), corporate notes/bonds (rated A or better) and/or Eurodollar time deposits
(issued by banks rated A or better). PFPC bears the risk of loss on any such investment and shall retain any earnings generated thereby. Other similarly rated investment vehicles may be used, provided however, PFPC shall first notify the Fund of any such change.

         (c) Under normal circumstances, proceeds from share purchases will be wired to the Funds' Custodian on the next business day after receipt by PFPC.
Notwithstanding the previous sentence, proceeds from share purchases through late trading relationships will be wired to the Funds' Custodian on the same business day on which they are received by PFPC. There is no charge for daylight overdrafts.

         10. Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 34 Act (the Lost
Shareholder Rules"), including, but not limited to those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some or all such services.

         (a)  documentation of electronic search policies and procedures;

         (b)  execution of required searches;

         (c)  creation and mailing of confirmation letters;

         (d)  taking receipt of returned verification forms;

         (e)  providing confirmed address corrections in batch via electronic media;;

         (f)  tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

         (g)  preparation and submission of data required under the Lost
              Shareholder Rules.

         10. Taxes. PFPC shall withhold applicable federal taxes on non-resident alien accounts and withhold taxes on U.S. accounts as required by applicable regulations, make all required federal tax deposits with respect to such withheld amounts and prepare and file and deliver to shareholders the U.S.
Treasury Department Forms 1099 and other appropriate forms

                                      -21-

required by federal authorities from time to time with respect to dividends, capital gain distributions and redemptions paid to Shareholders.

         11. Anti-Money Laundering: To the extent the other provisions of this agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with United States Federal anti-money laundering ("AML") laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d)
provide ongoing training of PFPC personnel relating to the prevention of money-laundering acivities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) at the option of PPFC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

         12. CIP Services. To help the Fund comply with its Customer
Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

         (a)  Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued
              identification number (collectively, the "DATA ELEMENTS") for each corresponding CUSTOMER (as defined in 31 CFR 103.131).

         (b)  Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level

                                      -22-

              (which will typically be reliance on results obtained from an information vendor) verification process(es).

         (c)  Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR
              103.131(b)(3).

         (d)  Regularly report to the Fund about measures taken under (a)-(c)
              above.

         (e)  If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund's CIP.

         (f)  Set forth on a separate fee schedule compensation amounts due for these CIP Services.

         Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data
         Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

Unless the parties subsequently agree otherwise, PFPC need not perform any of the steps (a)-(f) with respect to persons purchasing into the fund (or any portfolio thereof) via exchange privileges.

                                      -23-

                             EXHIBIT 1 OF SCHEDULE A
                              PERFORMANCE STANDARDS
                                DOMINI STANDARDS

TRANSFER AGENCY SERVICES:

Category                   Components (to be reported individually)

Financials                 Purchases, Redemptions, Exchanges, Adjustments (both
                           financial and non-financial adjustments) Accuracy and
                           Timeliness Minimum Acceptable Quality Score: 99%

Non-Financials             Maintenance (including address changes, option
                           changes, Legal Transfers, Transfer of Assets, New
                           Accounts)

                           Accuracy and Timeliness Minimum Acceptable Quality
                           Score: 98%

Print Mail                 Statements, Confirms, Checks

                           Accuracy and Timeliness Minimum Acceptable Quality
                           Score: 99.5%

                           Reprints done at PFPC's cost including reimbursement
                           for used stock and postage. Apology letters to be
                           sent at PFPC's expense

Shareholder Service        Telephones, Correspondence

                           Accuracy and Timeliness Minimum Acceptable Quality
                           Score: 98%

                           Review: Minimum Quality Scores for above categories
                           to be reviewed in one year for possible improvements.

Completion Standards
Transaction Processing
(Days = business days; within 2 days includes day received), trade date = day trade processed in accordance with fund prospectus

A.       Complete on day of receipt:

         o  Purchases, redemptions, exchanges, financial adjustments, new accounts, fiduciary to fiduciary transfer of assets, address change

B.
         Complete within 2 days of receipt:

         o  Non-financial adjustments, legal transfers

C.       Complete within 2 days of receipt:

         o  Maintenance

D.       100% Same Day Quality Control of Financial Items and new account set up

E.       Transfer of Assets Tracking

                                      -24-

         o  PFPC will track and follow-up with transfer of assets pending after
            15-30-45 days, and every 15 days thereafter.

Print Mail and Wire*

A.       Mailed on business day following trade date

         o  Shareholder check

         o  Distribution

B.       Bank Wire or ACH disbursed on business day following trade date

         o  Shareholder redemption

         o  Distribution

C.       Mailed within one day of trade date

         o  Confirms

         o  New account Welcome Letters

D.       Mailed within five business days following the end of the reporting period

         o  Statements

E.       Tax forms/tapes to produce tax forms will be delivered to vendors within sufficient time to allow adherence to IRS mailing regulations.

F.       Tax tapes will be created and mailed to adhere to IRS regulations.

         *        Note that Print Mail performance standards will be in effect only for those mailings where services are provided or
                  overseen by PFPC. However, in all cases, PFPC will take
                  reasonable efforts to ensure adherence to these standards.

                              Shareholder Services

A.       Telephone calls abandoned: no greater than 2% of calls received
         (excluding calls that abandon in less than 20 seconds)

B.       Financial correspondence mailed within TWO days of receipt (all transactions received in good order will be processed on day of receipt)

C.       Non-financial correspondence mailed within three days of receipt

D.       Average speed of answer by a service representative 15 seconds

E.       80% of email and electronic correspondence sent within 24 hours after receipt, with 100% of email and electronic correspondence sent within
         48 hours after receipt.

F.       PFPC will have qualified and trained personnel available to answer all shareholder calls and provide customer services on all days the NYSE is open for trading. Calls will be answered between the hours of 9:00 AM and 5:00 PM ET, quote line must be available daily with accurate information.

G.       99.5% of calls will be answered completely and satisfactorily on first call.

                                      -25-

                                     Quality

Series of shareholder and staff quality assurance evaluations and surveys to be developed by the Fund with consultation of PFPC. Additionally, PFPC and Fund managers will monitor randomly selected live calls and score operator performance, based on mutually agreed upon Standards.

Sample categories

o        Quality survey

o        Accuracy

o        Courtesy

o        Knowledge

o        Friendliness

o        Empathy

o        Listening

OMNIBUS PROCESSING INCLUDES RPOP/OMNIBUS DC PLANS.

Existing and new relationships: PFPC will adhere to customary deadlines for processing trades and communicating with intermediaries. For example;

o        PFPC will transmit, to each intermediary, by fax or other electronic means (transmission requirements may vary be intermediary) Daily NAV's with change from previous day and accrual factors by 6:15 PM ET. PFPC will bear the financial liability of any trades which an intermediary cannot process in a timely manner or are processed in error due to
         PFPC's late or inaccurate transmission.

o        PFPC will transmit by fax or other electronic means (may vary by relationship) Distribution rates per share by 6:15 PM ET on ex-date.

o        PFPC will confirm trades using intermediaries' proprietary systems by
         8:30 AM day following day of receipt

o        PFPC will cooperate with all customary requests made by Fund and intermediaries

o

o        PFPC will include RPOP trades in recap/supersheet on day following trade date

o        PFPC will fax fund recaps/supersheets to Fund and Fund's custodian(s)
         daily BETWEEN 9:00 AM AND 9:30 AM (NO PENALTY IF LATE DUE TO RPOP
         TRADES)

                                     Systems

o        The Fund will have online inquiry capability from 8:30 AM to 6:00 PM
         ET, on all days the NYSE is open for trading. On-line System
         Availability 99.0% calculation 24 hrs *# work days per month - outage minutes 24 hrs *# work days per month. Outages are defined as unscheduled inaccessibility of production FSR database(s) measured at the Pittsburgh Data Center. On-line System Response Time 3 seconds defined as response time for FSR measured at the Pittsburgh Data
         Center.

                                      -26-

o        Response time is defined as the average time it takes to navigate a
         PFPC predefined set of FSR screens that are required to execute an account inquiry. The average time is computed using screen to screen timing samplings over a five (5) hour daily period for a five day period.

o        Electronic images of statements will be produced and delivered to the
         Fund no later than one month following the end of the statement period.

                                     Reports

o        Daily Reports will be electronically transmitted to the Fund each business day by 7:00 AM ET.

o        Other periodic reports will be electronically transmitted to the Fund by 7:00 AM ET on the next day following end of reporting period

o        Turnaround Request for existing report to be transmitted to the Fund 2 days

o        Request for new report production will be completed by PFPC within 5 business days of request submission to FDC.

o        PFPC will report on quantity and types of calls received weekly, type categories will be determined jointly by the Fund and PFPC

o        PFPC will promptly (same day) notify the Fundof any large purchases
         ($500,000 or more) or large redemption requests ($500,000 or more)
         received.

o        PFPC will transmit data files to the Fund by 11:00 PM daily.

o        Quarterly Reporting - more details in regards to industry trends and regulatory notices related to reporting period

o        Regular notification to Domini Social Investments of new features under development for current and future technologies, such as VRU,
         Impressnet and e-delivery.

                                Financial Control

o        Accruals will be balanced with Custodian on a monthly basis and reconciled daily. PFPC will pay for any difference in accruals resulting from misprocessed or unprocessed transactions. Any overages resulting from the same type of error will be returned to the Fund.

o        Bank accounts will be reconciled on a daily basis, and any exceptions will be identified and rectified within 5 days.

o        Any overdraft in any bank accounts that occur as a result of misprocessing and not processing items for problems with
         reconciliations will be paid for by PFPC.

o        Dividends will be balanced with the bank on a periodic basis depending on the payout of those dividends. PFPC will pay for any difference in dividend payout resulting from misprocessed or unprocessed transactions. Any overages will be returned to the Fund.

o        Fund shares and money market account balance will be reconciled with
         Custodian daily.

                                      -27-

                                   SCHEDULE B

    TASKS TO BE COMPLETED WITHIN FIRST 18 MONTHS OF INITIAL TERM OF AGREEMENT

PFPC agrees to use good faith efforts to complete the following tasks by the end of the first eighteen (18) months of the Initial Term of the Agreement:

o        Multiple PACs per shareholder account - Ability to pull $ from multiple banks into one shareholder account.

o        Online account set up using e-signatures

o        Modification of the online account access system to enable shareholders to: change their PIN, bank information and email address online

In addition, PFPC agrees to use good faith efforts to complete the following tasks by the end of the first eighteen (18) months of the Initial Term of the
Agreement. PFPC reserves the right to require applicable amendments to the
Agreement, prior to the commencement of any of the services described below, in order to properly describe the service and document any associated fees.

o        House holding of shareholder statements and confirms by TIN or address.

o        Multiple users capability for online account access for institutional shareholders and 401k providers. In addition, capability for inquiry only.

o        Marketing codes on a transaction level

                                      -28-

                                   SCHEDULE C

                                 FUND DOCUMENTS

o        Certified copy of the Articles of Incorporation of the Fund(s), as amended

o        Certified copy of the By-laws of the Fund(s), as amended

o        Copy of the resolution of the Board of Trustees authorizing the execution and delivery of this Agreement

o        Specimens of the certificates for Shares of the Fund(s), if applicable, in the form approved by the Board of Trustees of the Fund(s), with a certificate of the Secretary of the Fund(s) as to such approval

o        All account application forms and other documents relating to
         Shareholder accounts or to any plan, program or service offered by the
         Fund(s).

o        Certified list of Shareholders of the Fund(s) with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the
         Fund(s).

o        All notices issued by the Fund(s) with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or
         By-laws of the Fund(s) or as required by law.

                                      -29-